Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

BIOLASE, INC.

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Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Biolase, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED FURTHER, that no shares of the Series B Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”) are outstanding and none will be issued;

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all reference to the Series B Preferred Stock;

SECOND: That the Certificate of Designation with respect to the Series B Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on December 24, 1998. None of the authorized shares of the Series B Preferred Stock are outstanding, and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Company’s Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all reference to the Series B Preferred Stock.

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IN WITNESS WHEREOF, Biolase, Inc. has caused this certificate to be signed by Michael C. Carroll, its Secretary, this 12th day of November, 2015.

BIOLASE, INC.

By:	/s/ Michael C. Carroll
Name: Michael C. Carroll
Title: Secretary

Attest:

By:	/s/ Harold C. Flynn, Jr
Name: Harold C. Flynn, Jr.
Title: President and Chief Executive Officer